UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Prosperity Bancshares, Inc.

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Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 17, 2007

Shareholders of Prosperity Bancshares, Inc.:

The 2007 Annual Meeting of Shareholders (the “Meeting”) of Prosperity Bancshares, Inc. (the “Company”) will be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas 77478, on Tuesday, April 17, 2007, beginning at 10:00 a.m. (local time), for the following purposes:

1.	To elect four (4) directors of Class III to serve on the Board of Directors of the Company until the Company’s 2010 annual meeting of shareholders, one (1) director of Class II to serve on the Board of Directors of the Company until the Company’s 2009 annual meeting of shareholders and one (1) director of Class I to serve on the Board of Directors of the Company until the Company’s 2008 annual meeting of shareholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 15, 2007 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors,

David Zalman
Chairman of the Board

March 19, 2007

Houston, Texas

Your Vote is Important.

You are cordially invited and urged to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROSPERITY BANCSHARES, INC.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 17, 2007

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Prosperity Bancshares, Inc. (the “Company”) for use at the 2007 Annual Meeting of Shareholders of the Company to be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas, on Tuesday, April 17, 2007, beginning at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2007 Annual Meeting of Shareholders. This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about March 19, 2007.

Voting of Proxies

Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions indicated on the proxy. If no instructions are specified on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, (713) 693-9300, Attention: denise Urbanovsky, Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of the Company and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 15, 2007 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On that date there were 43,686,493 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the four Class III nominees, one Class II nominee and one Class I nominee receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from its customer.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to approve the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against the matter. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.

Item 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors currently consists of fourteen directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the Meeting. The terms of the Class I and Class II directors expire at the annual meeting of shareholders in 2008 and 2009, respectively.

The Nominating Committee has recommended to the Board, and the Board has approved the nomination of Ned S. Holmes, Tracy T. Rudolph and David Zalman to fill three of the four expiring Class III director positions. Charles A. Davis, Jr., who currently serves as a Class III director, is retiring from the Board effective at the

Meeting and the Nominating Committee has recommended to the Board, and the Board has approved the nomination of Leah Henderson to fill his vacancy. In addition, the Nominating Committee has recommended to the Board, and the Board has approved the nomination of James D. Rollins III as a Class II director. Messrs. Holmes, Rudolph and Zalman are each currently serving as Class III directors and Mr. Rollins is currently serving as a Class I director. The four Class III nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2010. Mr. Rollins, if elected, will serve until the annual meeting of shareholders in 2009.

In connection with the merger of Texas United Bancshares, Inc. (“Texas United”) into the Company on January 31, 2007, the Board of Directors increased the size of the Board by one position and appointed L. Don Stricklin as a Class I director. In accordance with Texas law, a director appointed by the Board of Directors as a result of an increase in the number of directors may serve for a term continuing until the next election of directors by shareholders. Accordingly, the Nominating Committee has also recommended to the Board of Directors, and the Board of Directors has approved, the nomination of L. Don Stricklin as a Class I director. If elected at the Meeting, Mr. Stricklin will serve until the annual meeting of shareholders in 2008.

The four Class III nominees, one Class II nominee and one Class I nominee receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors, even if the remaining directors constitute less than a quorum of the full Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Prosperity Bank (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and the Bank
Leah Henderson	40	Class III Director Nominee; Director of the Bank

Ned S. Holmes	62	Class III Director of the Company; Director of the Bank

James D. Rollins III	48	Class I Director, Class II Director Nominee, President and Chief Operating Officer of the Company; Vice Chairman of the Board and President of the Bank

Tracy T. Rudolph	67	Class III Director of the Company

L. Don Stricklin	48	Class I Director of the Company; Director of the Bank

David Zalman	50	Class III Director, Chairman of the Board and Chief Executive Officer of the Company; Director, Senior Chairman of the Board and Chief Executive Officer of the Bank

Leah Henderson. Ms. Henderson became a director of the Bank on September 1, 2002. Prior to serving on the Board of the Bank, she was a director of Paradigm Bancorporation, Inc. and its member bank, Paradigm Bank Texas. Ms. Henderson currently serves as Executive Vice President of Sales for PULSE EFT Association LP, a Discover Financial Services LLC company and operator of the PULSE electronic funds network, where she has been part of the executive management team for over five years. Ms. Henderson received a Bachelor of Business Administration from Stephen F. Austin State University.

Ned S. Holmes. Mr. Holmes became Chairman of the Board of the Company on February 23, 2001. Prior to the merger of Commercial Bancshares, Inc. into the Company, he served as Chairman of the Board of Commercial Bancshares since 1991 and as a director of Commercial Bancshares since 1979. Mr. Holmes was born in Houston, Texas and served as the President of Commercial Bancshares from 1979 to 1986. In 1991, Mr. Holmes was named Senior Chairman of the Board of Heritage Bank. From 1980 through December 31, 2005, Mr. Holmes served as Chairman of the Board and President of Parkway Investments/Texas, Inc. and managed his Houston-based real estate assets, the San Diego Princess Hotel and other special real estate projects. Mr. Holmes is affiliated with NH-5, Inc. and Ned S. Holmes Investments, Inc. He also serves as a director of Archstone-Smith Trust, a real estate investment trust which is listed on the New York Stock Exchange and a director of Seitel, Inc., which is traded on the OTC Bulletin Board. Mr. Holmes is the Chairman Emeritus of The Port of Houston Authority and former Chairman of the Greater Houston Partnership. Mr. Holmes also serves as a director of the Memorial Hermann Hospital System and the Baylor College of Medicine and serves on the Commission of Texas Parks and Wildlife.

James D. Rollins III. Mr. Rollins was appointed President and Chief Operating Officer of the Company in April 2006. He became a director of the Company in October 2006. He previously served as a Senior Vice President of the Company from 2001 until 2006. He was appointed President of the Bank in 2005 and Vice Chairman of the Bank in 2004. He previously served as Executive Vice President of the Bank from 2002 to 2004 and President of the Matagorda Banking Centers of the Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins received a Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Tracy T. Rudolph. Mr. Rudolph, a director of the Company, founded the Company in 1983 and served as Chairman of the Board from its inception until February of 2001. From 1980 to 1986, Mr. Rudolph was Chairman and Chief Executive Officer of South Main Bank in Houston. Prior to that, he worked at Town & Country Bank in Houston from 1972 to 1980, where he became President and Chief Executive Officer prior to that bank’s acquisition by Allied Bancshares, Inc. Mr. Rudolph has over 35 years of commercial banking experience.

L. Don Stricklin. Mr. Stricklin became a director of the Company on January 31, 2007 in connection with the merger of Texas United into the Company. Prior to that, he had been the President and Chief Executive Officer of Texas United and State Bank. Texas United grew from $80 million in 1997 to over $1.8 billion in assets with 41 bank branches, 6 loan production offices and 3 limited service branches prior to its acquisition. Mr. Stricklin joined State Bank and Premier Bancshares, Inc., Texas United’s predecessor, in 1996. Mr. Stricklin became a director of GNB Financial on October 1, 2004 in connection with the merger of GNB Bancshares into Texas United and a director of Northwest Bank in April 2006 in connection with the merger of Northwest into Texas United. Prior to joining State Bank, Mr. Stricklin held numerous management positions in the Bank One community banking division including Senior Vice President of Bank One Mortgage and President/CEO of Bank One Abilene. Prior to this, he served as a National Bank Examiner with the Office of the Comptroller of the Currency. Mr. Stricklin currently serves as a director of The Independent BankersBank in Irving, Texas. He received a Bachelor of Business Administration from Texas State University.

David Zalman. Mr. Zalman joined the Bank as President in 1986, became Chairman of the Board and Chief Executive Officer in 2001 and Senior Chairman and Chief Executive Officer in 2005. Mr. Zalman became a director and Vice President/Secretary of the Company in 1987, President in 2000, President and Chief Executive Officer in 2001 and Chairman of the Board and Chief Executive Officer in 2006. From 1978 to 1986, Mr. Zalman was employed by Commercial State Bank in El Campo, beginning as cashier and rising to become Chief Executive Officer. Mr. Zalman received a Bachelor of Business Administration degree from the University of Texas at Austin in 1978. He is a founding principal of New ICM LP, a manufacturer and distributor of children’s clothing to national and international companies, and currently serves as a partner and director. He has served as a member of the El Campo City Council and as a Trustee of the St. Philip Catholic School Endowment Fund, as well as on various other civic clubs and charitable organizations. Mr. Zalman is the son-in-law of Perry Mueller, Jr., D.D.S.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the Meeting, and the executive officers of the Company who are not also directors:

Name	Age	Positions with the Company and Bank

Directors:

James A. Bouligny	71	Class II Director of the Company

William H. Fagan, M.D.	77	Class I Director of the Company

D. Michael Hunter	64	Class I Director of the Company; Director of the Bank

S. Reed Morian	61	Class II Director of the Company

Perry Mueller, Jr., D.D.S.	73	Class I Director of the Company; Director of the Bank

Harrison Stafford II	65	Class I Director of the Company

Robert Steelhammer	66	Class II Director of the Company

H. E. Timanus, Jr.	62	Class II Director and Vice Chairman of the Company; Director, Chairman of the Board and Chief Operating Officer of the Bank

Executive officers who are not also directors:

Peter Fisher	60	General Counsel of the Company; Director, Vice Chairman and General Counsel of the Bank

David Hollaway	51	Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

James A. Bouligny. Mr. Bouligny has been a director of the Company since 1991. Mr. Bouligny has been a name partner in the El Campo law firm of Duckett, Bouligny & Collins, LLP for more than the past five years and is currently Of Counsel to the firm. Mr. Bouligny received a Bachelor of Business Administration degree and a Juris Doctor degree from the University of Texas. Mr. Bouligny’s civic activities include a 24-year tenure as a member of the Board of Trustees of Wharton County Junior College and a 17-year tenure as City Attorney for El Campo, Texas. He is currently a member of the MG and Lillie Johnson Foundation, a member of the Lake Travis Lake Advisory Board and a trustee of the St. Philip Catholic School Endowment.

William H. Fagan, M.D. Dr. Fagan was appointed a director of the Company in September 2002. Dr. Fagan is an investor who had served as a director of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company on September 1, 2002. He served on the board of Paradigm Bank Texas since its formation in 1980. From 1965 to 1980, Dr. Fagan served on the board of directors of Channelview State Bank, which later changed its name to Prime Bank.

D. Michael Hunter. Mr. Hunter became a director of the Company and the Bank on March 1, 2006 in connection with the merger of First Capital Bankers, Inc. into the Company. He graduated from St. Mary’s University in San Antonio, Texas, where he also attended law school. He began his banking career in Houston at a major banking company in 1965. In 1969 he became an Executive Vice President heading the Administrative, Trust, Lending and Marketing divisions of Corpus Christi’s second largest bank. Following that, he was President and Chief Operating Officer of Victoria Bankshares, Inc. and Victoria Bank & Trust Company (subsequently acquired by Wells Fargo). From its inception in 1995 until its sale in March 2005, he served as Chairman, President and CEO and a director of First Capital Bankers, Inc. and Chairman, CEO and a director of the FirstCapital Bank. He previously served on the board of directors of First Financial Advisors, Inc., an investment research company, and Whataburger, Inc. He is currently a director of FirstCity Financial Corporation, a financial services company which is listed on The Nasdaq Stock Market, Inc. He has also served as Chairman of the American Bankers Association Political Action Committee, BankPac and Chairman of Texas Bankers Association Political Action Committee, BALLOT.

S. Reed Morian. Mr. Morian became a director of the Company on March 1, 2006 in connection with the merger of First Capital Bankers, Inc. into the Company. Mr. Morian is Chairman, CEO and President of DX Holding Company, Inc. and DX Service Company, Inc. He also serves on the board of directors of the Federal Reserve Bank of Dallas-Houston Branch, Natural Resource Partners LP, a limited partnership listed on the New York Stock Exchange, New Gauley Coal Corporation, Western Pocahontas Corporation, GNP Management Corp., and previously, Liberty Savings Association. He is involved in various real estate and natural resource ventures. He has previously served on various civic boards including the Houston Museum of Natural Science, Houston Symphony, St. John’s School, Texas Heart Institute, Memorial Hermann Hospital System and the Houston Parks Board.

Perry Mueller, Jr., D.D.S. Dr. Mueller was appointed a director of the Company in November 2001. Dr. Mueller, a dentist, has been in private practice in Lake Jackson, Texas for over 45 years. He completed his pre-dental education from the University of Texas and graduated with honors from the University of Texas Dental Branch in the Texas Medical Center. He was one of the original founders of First National Bank in Lake Jackson, Texas and served as Vice Chairman of the Board of that bank from 1963 until 2002. Dr. Mueller was a founder of the Brazosport Day Care Center, a life member of Optimist International, a past officer of the Kiwanis Club and Rotary International and has served as a dental missionary in Haiti, Africa, Mexico and South Korea. Dr. Mueller’s interest in banking goes back to his father being in the banking industry for approximately 65 years before retiring. Mr. Mueller is the father-in-law of David Zalman.

Harrison Stafford II. Mr. Stafford became a director of the Company in April 2000. He has served as the County Judge for Jackson County, Texas since January 1991. He also served as Jackson County Auditor from 1972 to 1990. Mr. Stafford currently serves as Director of the Jackson County United Way, Director of the Jackson County 100 Club, Chairman of the Lavaca Regional Water Planning Group, Director of the Gulf Bend MHMR and Treasurer of the Texana Museum and Library Association.

Robert Steelhammer. Mr. Steelhammer has been a director of the Company since its inception. Mr. Steelhammer has been a name partner with Steelhammer & Miller, P.C. in Houston for more than the past five years. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers.

H. E. Timanus, Jr. Mr. Timanus became a director and Executive Vice President and Chief Operating Officer of the Company and a director and President and Chief Operating Officer of the Bank on February 23, 2001. While remaining Chief Operating Officer, he was named Chairman of the Board of the Bank in 2005 and Vice Chairman of the Company in 2006. Prior to this, from 1986 to 2001, Mr. Timanus served as President and Chief Executive Officer of Commercial Bancshares, Inc. and from 1988 to 2001, he served as Chief Executive Officer and Chairman of Heritage Bank. Mr. Timanus also serves as a director of Financial Federal Corporation, a financial services company listed on the New York Stock Exchange. Mr. Timanus was born in Houston, Texas.

Executive Officers of the Company

Peter Fisher. Mr. Fisher was appointed General Counsel of the Company in October 2004 and also serves as General Counsel of the Bank. Mr. Fisher has served as Vice Chairman of the Bank since September 2002, when the Company acquired Paradigm Bancorporation, Inc. (“Paradigm”). Mr. Fisher had served as the President and Chief Executive Officer of Paradigm from 1999 until its sale in 2002 and was President and Chief Operating Officer from 1997 to 1999. He also had served as President and Chief Executive Officer of Paradigm Bank from 2000 to 2002 and was Vice Chairman of Woodcreek Bank, Paradigm Bank’s predecessor, from 1999 to 2000. Mr. Fisher was a director of both Paradigm and Paradigm Bank from 1997 to 2002. From 1996 to 1997, Mr. Fisher was executive vice president of American Bank in Houston. Prior to that, he was president of Charter Bank-Houston. Mr. Fisher is an attorney licensed to practice law in Texas.

David Hollaway. Mr. Hollaway joined the Bank in 1992 as Senior Vice President and Chief Financial Officer and served as Treasurer of the Company from 1993 to 1999. He was appointed Chief Financial Officer of the Company in 1998 and Executive Vice President of the Bank in 2004. From 1990 to 1992, Mr. Hollaway worked for the Resolution Trust Corporation in its Gulf Coast Consolidated Office in Houston. From 1988 to 1990, he worked as the Cost Accounting Manager of San Jacinto Savings Association in Bellaire, Texas. From 1981 to 1988, Mr. Hollaway was Vice President-Auditor of South Main Bank in Houston. Mr. Hollaway is a Certified Public Accountant.

Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held four meetings during 2006 and took certain actions by unanimous written consent. There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he served.

Committees of the Board of Directors

The Company’s Board of Directors has four committees, the Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee, each of which is described below.

Audit Committee. The primary purpose of the Audit Committee, which also serves as the audit committee of the Bank, is to provide independent and objective oversight with respect to the Company’s financial statements and reports and other financial information provided to shareholders and others, the Company’s internal controls, the independent registered public accounting firm’s qualifications and independence, the Company’s compliance with legal and regulatory requirements and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters, appoints the independent registered public accounting firm for the Company and the Bank, reviews the scope of work of the independent registered public accounting firm and their reports and reviews the activities and actions of the Bank’s internal auditors. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly financial results and the quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Audit Committee held seven meetings during 2006.

The Audit Committee is comprised of S. Reed Morian, Harrison Stafford II (Chairman) and Robert Steelhammer, each of whom the Board has determined to be an independent director of the Company as defined in the listing standards of the Nasdaq Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of S. Reed Morian, Harrison Stafford II and Robert Steelhammer has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock incentive plans and makes recommendations to the Board of Directors as to option and award grants to Company and Bank employees under such plans. The Compensation Committee currently consists of Charles Davis, Jr., Tracy Rudolph (Chairman) and Harrison Stafford II, each of whom the Board has determined to be an independent director as defined in the Nasdaq Stock Market listing standards. The Compensation Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Compensation Committee held five meetings during 2006 to review such compensation and employee benefit matters.

Corporate Governance Committee. The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the function and needs of the Board, including:

•	reviewing and recommending policies applicable to the Board;

•	regularly reviewing issues and developments related to corporate governance and reassessing the corporate governance guidelines and recommending any proposed changes to the Board;

•	administering and overseeing compliance with the Company’s Code of Ethics;

•	reviewing the responsibilities and composition of key Board committees and making recommendations to the Board; and

•	soliciting input from the directors and, on an annual basis, conducting a review of the effectiveness of the operation of the Board and its committees.

The Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The members of the Corporate Governance Committee include James A. Bouligny, Ned S. Holmes and Robert Steelhammer (Chairman), each of whom the Board has determined to be an independent director as defined in the Nasdaq Stock Market listing standards. The Corporate Governance Committee held one meeting in 2006.

The Corporate Governance Guidelines are available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com.

Nominating Committee. The Nominating Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of shareholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by shareholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

The Nominating Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com. The Nominating Committee consists of James A. Bouligny (Chairman), William H. Fagan, M.D., Tracy T. Rudolph and Robert Steelhammer, each of whom the Board has determined to be an independent director as defined by the Nasdaq Stock Market listing standards. The Nominating Committee held three meetings during 2006.

Director Nominations Process

The Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors. The Nominating Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors and meet the criteria for nominees considered by the committee. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the paragraph titled “Procedures to be Followed by Shareholders.”

Criteria for Director Nominees.

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The Nominating Committee considers the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations.

The Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Nominating Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the Securities and Exchange Commission.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Nominating Committee Charter as approved by the Board of Directors, the Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the paragraph titled “Procedures to be Followed by Shareholders.” The Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Shareholders.

Any shareholder of the Company may recommend to the Nominating Committee one or more persons as a nominee for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. The procedure for shareholders to nominate a person for election as a director was revised by the Company’s Board of Directors in April 2006 and is set forth in the Company’s Amended and Restated Bylaws adopted on April 18, 2006 and previously filed with the Securities and Exchange Commission. Currently, in order for a director nomination to be timely, a shareholder’s notice to the Company must be received at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. Prior to the amendment, the Company’s Amended and Restated Bylaws required that a shareholder’s notice to the Company be received no later than the close of business on the 60th day prior to the meeting. To submit a nomination of a director candidate, a shareholder must submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

1. The name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

2. A representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3. If applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

4. Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected).

If the Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating Committee chose to nominate the candidate, as well as certain other information.

Shareholder Communications with Directors; Director Attendance at Annual Meeting

The Board of Directors will give appropriate attention to written communications received from shareholders, and will respond if and as appropriate. Shareholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Corporate Secretary, Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance Committee.

In addition, the Board of Directors encourages directors to attend the annual meeting of shareholders. All of the Company’s directors attended the Company’s 2006 annual meeting of shareholders held on April 18, 2006.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and associates, including the Company’s Chairman of the Board and Chief Executive Officer and senior financial officers. The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.prosperitybanktx.com.

Director Independence

During the review by the Company’s Board of Directors of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Interests of Management and Others in Certain Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors and director nominees are independent directors under the listing standards of the Nasdaq Stock Market: James A. Bouligny, William H. Fagan, M.D., Leah Henderson, Ned S. Holmes, S. Reed Morian, Tracy T. Rudolph, Harrison Stafford II and Robert Steelhammer.

The non-employee directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board of Directors without the Chief Executive Officer or any other member of management present. The independent directors of the Company also hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. The presiding director presides at all of these executive sessions. The role of presiding director is rotated for each executive session among the Chairmen of each of the Board’s four committees. In 2006, the independent directors held one executive session and the Company’s non-employee directors held three executive sessions.

DIRECTOR COMPENSATION

For 2006, directors of the Company received a fee of $1,800 for each meeting of the Company’s Board of Directors attended and a fee of $500 for each committee meeting attended, except the Chairman of the Audit Committee and the Chairman of the Corporate Governance Committee, who each received $750 for each committee meeting attended. For 2006, directors of the Bank received a $600 fee for each meeting of the Bank’s Board of Directors attended and a $300 fee for each committee meeting attended, but only if such committee meeting was held at a different time from the board meeting. Messrs. Holmes, Hunter, Mueller, Rollins, Stricklin, Timanus and Zalman serve as directors of both the Company and the Bank.

In addition to the director fees listed above, the Compensation Committee recommended, and the Board of Directors approved, an award of 500 shares of restricted stock to each non-employee director of the Company. The restricted stock awards were granted on April 18, 2006 pursuant to the Company’s 2004 Stock Incentive Plan. The forfeiture restrictions with respect to the restricted stock awards will lapse on April 1, 2007.

The following table contains information concerning the compensation of the directors of the Company for the fiscal year ended December 31, 2006. The director compensation received by named executive officers who also serve as directors is listed in the Summary Compensation Table included herein.

Director Compensation for the Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total

James A. Bouligny	$8,700	$11,554	$20,254

Charles A. Davis, Jr.	10,200	11,554	21,754

William H. Fagan, M.D.	7,700	11,554	19,254

Ned S. Holmes	8,700	11,554	20,254

Charles J. Howard, M.D.	5,900	11,554	17,454

D. Michael Hunter	7,200	—	7,200

S. Reed Morian	10,700	11,554	22,254

Perry Mueller, Jr., D.D.S.	7,200	11,554	18,754

Tracy T. Rudolph	9,200	11,554	20,754

Harrison Stafford II	14,950	11,554	26,504

Robert Steelhammer	11,700	11,554	23,254

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Financial Accounting Standards Board Statement No. 123R and equal the financial statement compensation expense as reported in the Company’s consolidated statement of income for the 2006 fiscal year. During the year ended December 31, 2006, each of Messrs. Bouligny, Davis, Fagan, Holmes, Howard, Morian, Mueller, Rudolph, Stafford and Steelhammer was awarded 500 shares of restricted stock with a full grant value of $15,405.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. Tracy Rudolph, Charles A. Davis, Jr. and Harrison Stafford II, each of whom the Board of Directors has determined to be an independent director, as defined in the Nasdaq Stock Market listing standards, serve on the Compensation Committee. This discussion and analysis describes the components of the Company’s compensation program for its named executive officers and describes the basis on which the 2006 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company. The Compensation Committee did not hire a compensation consultant in connection with its review of executive compensation.

Role of Executives in Establishing Compensation

The Compensation Committee makes all decisions with respect to compensation of the named executive officers. The Chairman of the Board and Chief Executive Officer provides input regarding the performance of the other named executive officers and makes recommendations for compensation amounts payable to the other executive officers of the Company and the Bank, including the other named executive officers. The Chairman of the Board and Chief Executive Officer is not involved with any aspect of determining his own pay. While the Compensation Committee determines all stock grants and options granted to the named executives, the Compensation Committee delegates its ability to recommend stock grants and options for the executive officers to the full Board of Directors.

Compensation Philosophy

The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by attracting and retaining strong talent and providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by (i) rewarding individuals for outstanding contributions to the Company’s success, (ii) compensating its executive officers competitively with the compensation of similarly situated executive officers and (iii) providing its executive officers with equity in the Company to encourage such officers to focus on the long-term growth and prospects of the Company. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior officers in key positions and that compensation provided to key officers remains competitive relative to the compensation paid to similarly situated executive officers.

Peer Groups and Benchmarks

The Compensation Committee reviews base salary levels for executive officers at banks and bank holding companies in the Company’s market areas and considers the performance of its competitors and general economic and market conditions in setting goals for each executive’s performance.

Setting Executive Compensation

In reviewing the 2006 compensation of each of the named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, non-equity based compensation, long-term equity based incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the projected payout obligations that may be owed in certain circumstances under any existing employment agreement. In addition, the Compensation Committee reviewed each executive officer’s compensation history and comparative performance information.

Components of Executive Compensation

The principal components of the Company’s executive compensation program are:

•	Base salary;

•	Non-equity based incentive compensation;

•	Long-term equity based incentive compensation;

•	401(k) plan; and

•	Perquisites and other personal benefits

Base Salary

Salaries provide executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. The Compensation Committee establishes base salary levels for each executive officer by comparison to competitive salary levels for the similar executive officer job functions at banks and bank holding companies in the Company’s market areas. Generally, base salaries are not based on specific measures of corporate performance, but are determined by tenure of service, scope of the position, including current job responsibilities, relative salaries of the Company’s peers and the officer’s individual performance and contribution to the Company. The Company’s base salaries approximate the median level of the competitive rates discussed above and are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment.

The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations. In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Non-Equity Based Incentive Compensation

The annual compensation of the Company’s named executive officers consists primarily of a base salary and an annual cash incentive, or bonus. The annual bonus is designed to help achieve the objectives of the compensation program by rewarding the executive officers for the attainment of profitable growth and stable financial and operating conditions. The annual bonus is primarily based on the financial performance of the Company, plus a discretionary component. The annual bonus awarded to the Company’s Chairman of the Board and Chief Executive Officer and the Vice Chairman may be an amount up to 100% of their current base salary. The annual bonus awarded to the Company’s Chief Financial Officer, President and Chief Operating Officer and General Counsel may be an amount up to 75%, 75% and 50% of their current base salary, respectively. In determining the amount of the bonus, a target performance goal is established with respect to eight performance indicators, including total return, increase in earnings per share, increase in deposits, increase in assets, increase in loans, return on average equity, the efficiency ratio and increase in dividends. If the Company’s performance reaches the target goal with respect to a performance indicator, a participant will automatically receive a percentage of base salary attributable to the amount the actual performance exceeded the target. In addition, a bonus equal to 15% of the maximum bonus amount is in the sole discretion of the Compensation Committee. In the event the Company’s performance is less than the target for a performance indicator, no incentive compensation is payable for that particular indicator.

Equity Based Incentive Compensation

The Company maintains an equity compensation program for its executive officers, including the named executive officers, and other key employees, in order to attract and retain key employees and enable those persons to participate in the long-term success of the Company. Stock options have been the Company’s primary form of long-term incentive compensation. As of February 28, 2007, there were 1,277,459 options outstanding under the Company’s stock incentive plans, 339,433 of which are held by named executive officers of the Company. During 2006, no stock options were granted to named executive officers of the Company.

401(k) Plan

The Company does not provide retirement benefits to its named executive officers, other than through its contributory profit sharing plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Under the 401(k) Plan, the Company may make matching contributions in its discretion. Currently, the Company matches 50% of an employee’s contributions to the 401(k) Plan, including contributions by the named executive officers, up to 15% of compensation, not to exceed the annual IRS contribution limit, excluding catch-up contributions.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s executive compensation program. The named executive officers are eligible to participate in the Company’s employee benefits plans, which are generally available to all Company employees. The Compensation Committee reviews the perquisites and other personal benefits provided to the executive officers annually, and offers such benefits after consideration of the business need. The primary perquisites provided by the Company include a car or car allowance, club memberships and payment of certain life insurance premiums.

Tax and Accounting Implications

Stock-Based Compensation. The Company accounts for stock-based compensation, including options granted pursuant to its 1995 Stock Option Plan and its 1998 Stock Incentive Plan and options and restricted stock awards granted pursuant to its 2004 Stock Incentive Plan, in accordance with the requirements of SFAS No. 123R, which the Company adopted effective January 1, 2003.

Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. While the final regulations have not yet become effective, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for the fiscal year ended December 31, 2006:

Summary Compensation Table for the Fiscal Year Ended December 31, 2006

Name and Principal Position	Salary		Bonus	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(2)	Total

David Zalman Chairman of the Board and Chief Executive Officer	$514,600	(3)	$—	$323,550	$26,539	$864,689

David Hollaway Chief Financial Officer	244,165		—	121,331	9,397	374,893

James D. Rollins III President and Chief Operating Officer	340,400	(4)	—	194,130	12,855	547,385

H. E. Timanus, Jr. Vice Chairman of the Board	329,600	(5)	—	203,837	18,597	552,034

Peter Fisher General Counsel	217,400	(6)	—	67,946	15,100	300,446

(1)	The amounts reported in this column reflect the cash payments to the Named Executive Officers under the Company’s annual cash incentive program, which is discussed in more detail under “Non-Equity Based Incentive Compensation” on page 14.

(2)	This amounts in this column represent the aggregate incremental cost to the Company of all perquisites and personal benefits provided to the named executive officers as follows:

(a)	For Mr. Zalman, the amount includes club membership dues of $1,217, Company matching contributions under the 401(k) Plan of $7,500, personal use of an automobile of $10,492 and premiums paid on two life insurance policies of $7,330.

(b)	For Mr. Hollaway, the amount includes club membership dues of $1,217, Company matching contributions under the 401(k) Plan of $7,500 and personal use of an automobile of $680.

(c)	For Mr. Rollins, the amount includes club membership dues of $2,944, Company matching contributions under the 401(k) Plan of $7,500 and personal use of an automobile of $2,411.

(d)	For Mr. Timanus, the amount includes club membership dues of $8,439, Company matching contributions under the 401(k) Plan of $7,500, personal use of an automobile of $1,088 and premiums paid on two life insurance policies of $1,570.

(e)	For Mr. Fisher, the amount includes Company matching contributions under the 401(k) Plan of $5,500 and an automobile allowance of $9,600.

(3)	Includes $7,400 in fees paid for service as a director of the Bank and $7,200 in fees paid for service as a director of the Company.

(4)	Includes $6,800 in fees paid for service as a director of the Bank and $3,600 in fees paid for service as a director of the Company.

(5)	Includes $7,400 in fees paid for service as a director of the Bank and $7,200 in fees paid for service as a director of the Company.

(6)	Includes $7,400 in fees paid for service as a director of the Bank.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and other equity incentive plan awards for each named executive officer as of the December 31, 2006:

Outstanding Equity Awards at 2006 Fiscal Year-End

Name	Number of securities underlying unexercised options Exercisable	Number of securities underlying unexercised options Unexercisable	Option exercise price	Option expiration date
David Zalman	15,000	15,000	$16.895	04/17/2012
	—	70,000	27.02	10/19/2014

David Hollaway	—	50,000	27.02	10/19/2014

James D. Rollins III	—	8,000	3.125	02/10/2008
	10,000	10,000	16.895	04/17/2012
	—	50,000	27.02	10/19/2014

H. E. Timanus, Jr.	—	15,000	16.895	04/17/2012
	—	50,000	27.02	10/19/2014

Peter Fisher	433	—	11.50	12/31/2010
	18,000	12,000	19.01	09/03/2012
	—	20,000	27.02	10/19/2014

Option Exercises and Stock Vested

The following table contains information concerning each exercise of stock options during the fiscal year ended December 31, 2006 for each named executive officer. None of the named executive officers held any shares of restricted stock as of December 31, 2006.

Option Exercises for the Fiscal Year Ended December 31, 2006

Name	Number of shares acquired on exercise	Value realized on exercise(1)
David Zalman	—	$—
David Hollaway	—	—
James D. Rollins III	4,000	107,380
H. E. Timanus, Jr.	7,500	116,963
Peter Fisher	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Potential Payments Upon Termination or Change in Control

Change in Control Employment Agreements

Termination with a Change in Control

On January 18, 2005, the Bank entered into amended and restated employment agreements with each of David Zalman and H. E. Timanus, Jr. Each amended and restated employment agreement is for a term of three years and is automatically extended for an additional year each year thereafter, unless terminated in accordance with its terms; provided that the employment agreement shall not extend beyond the year in which Mr. Zalman or Mr. Timanus, as the case may be, turns 67 years of age. Each amended and restated employment agreement provides that if Mr. Zalman or Mr. Timanus, as the case may be, is terminated by the Bank without Cause (as defined in the employment agreements) or terminates his employment for Good Reason after a Change in Control (as defined in the employment agreements), he will be entitled to receive a lump sum payment equal to (i) any bonus through the date of termination and (ii) three (3) times such executive’s base salary then in effect. The payments to be made under the employment agreements are subject to a limitation that the total amount of all payments to the executive that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, other than in the circumstances specified in the employment agreements.

The amended and restated employment agreements do not contain post-employment non-compete restrictions. Each of Mr. Zalman and Mr. Timanus has the power to terminate his employment with the Bank on 30 days prior written notice. Assuming that the conditions for a payment under the amended and restated employment agreements had been met as of December 31, 2006 as a result of a change in control, Mr. Zalman and Mr. Timanus would have been entitled to receive a lump sum cash payment equal to $1,500,000 and $945,000 and the bonus earned through the date of the termination. The bonus for each of Mr. Zalman and Mr. Timanus for the fiscal year ended December 31, 2006 was $323,550 and $203,837, respectively. These payments are subject to any limitations that might be imposed to ensure that the aggregate payments to Mr. Zalman and Mr. Timanus in connection with a change in control would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

On August 10, 2006, the Company and the Bank (collectively, “Prosperity”) entered into employment agreements with each of James D. Rollins III and David Hollaway. Each employment agreement is for a term of three years and is automatically extended for an additional year each year thereafter, unless terminated in accordance with its terms; provided that the employment agreement shall not extend beyond the year in which Mr. Rollins or Mr. Hollaway, as the case may be, turns 67 years of age. Each employment agreement provides that if Mr. Rollins or Mr. Hollaway, as the case may be, is terminated by Prosperity without Cause before or after a Change in Control (as defined in the employment agreements) or terminates his employment for Good Reason after a Change in Control (as defined in the employment agreements), he will be entitled to receive a lump sum payment equal to (i) any bonus through the date of termination and (ii) three (3) times such executive’s base salary then in effect. The payments to be made under the employment agreements are subject to a limitation that the total amount of all payments to the executive that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, other than in the circumstances specified in the employment agreements.

The employment agreements do not contain post-employment non-compete restrictions. Each of Mr. Rollins and Mr. Hollaway has the power to terminate his employment with Prosperity on thirty (30) days prior written notice. Assuming that the conditions for a payment under the employment agreements had been met as of December 31, 2006 as a result of a change in control, Mr. Rollins and Mr. Hollaway would have been entitled to receive a lump sum cash payment equal to $1,200,000 and $750,000 and the bonus earned through the date of the termination. The bonus for each of Mr. Rollins and Mr. Hollaway for the fiscal year ended December 31, 2006 was $194,130 and $121,331, respectively. These payments are subject to any limitations that might be imposed to ensure that the aggregate payments to Mr. Rollins and Mr. Hollaway in connection with a change in control would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Termination Without a Change in Control

If Mr. Zalman or Mr. Timanus, as the case may be, is terminated by reason of death, such executive, or his legal representatives in the case of death, will be entitled to receive a lump sum payment equal to three (3) times such executive’s base salary then in effect. In the event of termination of Mr. Zalman or Mr. Timanus as a result of disability, such executive will be entitled to receive an amount equal to the higher of (a) three times such executive’s base salary then in effect or (b) three times such executive’s average base salary over the preceding five calendar years to be paid, at the executive’s option, in a lump sum cash payment or through the purchase of an annuity of a type to be selected by the executive, subject to approval by the Company’s Compensation Committee. Assuming that the conditions for a payment under the amended and restated employment agreements had been met as of December 31, 2006 as a result of disability or death, Mr. Zalman and Mr. Timanus or their respective legal representatives, would have been entitled to receive $1,500,000 and $945,000, respectively, in a lump sum cash payment or, in the case of disability, through the purchase of an annuity of a type to be selected by the executive, subject to approval by the Company’s Compensation Committee.

In the event of termination of Mr. Rollins or Mr. Hollaway as a result of death or disability or if terminated for Cause (as defined in the employment agreements), such executive, or his estate in the case of his death, will be entitled to receive from Prosperity a lump sum payment representing all compensation and benefits earned by Mr. Rollins or Mr. Hollaway, as the case may be, and unpaid as of the date of termination.

Change in Control Provisions in Equity Plans and Agreements

The named executive officers hold stock options under the Company’s 1995 Stock Option Plan, the Company’s 1998 Stock Incentive Plan, the Company’s 2004 Stock Incentive Plan and the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan (the “Assumed Plan”), which was assumed by the Company on September 1, 2002 when the Company completed its merger with Paradigm Bancorporation, Inc. There have been no performance awards, phantom stock or stock appreciation rights granted under any Incentive Plan. Further, restricted stock awards have only been granted pursuant to the 2004 Stock Incentive Plan to the Company’s non-employee directors and certain officers of the Bank, none of whom are named executive officers of the Company.

Termination With a Change in Control

Under the Company’s 2004 Stock Incentive Plan, 1998 Stock Incentive Plan and the Assumed Plan, which we refer to in this Proxy Statement, collectively, as the “Incentive Plans,” and the 1995 Option Plan, in the event of a change in control (as defined in the respective Incentive Plan or the 1995 Option Plan), all options and restricted stock awards will immediately become vested and exercisable or satisfiable, as applicable. The Compensation Committee, in its discretion, may make certain determinations with regard to the specific terms of each outstanding restricted stock award and option upon the occurrence of a change in control. Under the Incentive Plans, if a change in control occurs, the Compensation Committee may determine that a restricted stock award, SAR, performance award or phantom stock award will terminate within a specified number of days, and the holders of such awards will receive an amount of cash per share subject to such award equal to the excess, if any, of the per share price offered to shareholders in such change in control or the fair market value per share of the shares into which the awards are exercisable, as determined by the Compensation Committee (change in control value) over the exercise price. Assuming that the conditions for the acceleration of vesting under the Incentive Plans and the 1995 Option Plan had been met as of December 31, 2006 as a result of a change in control, Messrs. Zalman, Hollaway, Rollins, Timanus and Fisher would have been entitled to exercise all unvested options granted under the Incentive Plans and the 1995 Option Plan, which, based on a closing price of the Common Stock on the Nasdaq Stock Market on December 29, 2006 of $34.51, would confer a benefit of $788,525, $374,500, $801,730, $638,725 and $335,800, respectively.

With respect to options granted pursuant to the Incentive Plans, in the event of a change in control, the Compensation Committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awardees in exchange for an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the Compensation Committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Termination Without a Change in Control

For all options granted under the Incentive Plans or the 1995 Option Plan, the individual award agreements between the Company and the optionee provide that if an optionee ceases to be a director, officer or employee of the Company for any reason other than termination for cause or as a result of death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited. If an optionee dies or ceases to be a director, officer or employee of the Company due to his disability, all unvested options of such optionee will immediately become vested and exercisable and he, or the person or persons to whom the option is transferred by will or by the laws of descent and distribution, may, at any time within 12 months after the death or date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option with respect to all shares subject thereto. Any options which are not so exercised will terminate and be forfeited. If an optionee is terminated “for cause” (as defined in the respective plan), any outstanding options will expire upon termination of employment. Any options which are not exercised by an optionee upon termination of service as director or employee that are not exercised within the periods described above (three months for termination other than for cause or as a result of death or disability and one year due to death or disability) will terminate and be forfeited.

Compensation Committee Interlocks and Insider Participation

During 2006, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2006, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Interests of Management and Others in Certain Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tracy Rudolph
Charles A. Davis, Jr.
Harrison Stafford II

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of the Nasdaq Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that each of S. Reed Morian, Harrison Stafford II and Robert Steelhammer has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (iii) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.” With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent registered public accounting firm and the Board concurred in such recommendation.

The Audit Committee

Harrison Stafford II
S. Reed Morian
Robert Steelhammer

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2006 and 2005 by Deloitte & Touche LLP:

	2006	2005
Audit fees (1)	$616,800	$565,788
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

(1)	Includes fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements, assistance with securities filings other than periodic reports and the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Corporate Governance Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported to the General Counsel and may be consummated or may continue only (i) if the Corporate Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party or (ii) if the transaction has been approved by the disinterested members of the Board of Directors. The Corporate Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors, executive officers and principal shareholders of the Company and the Bank (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2006, the Bank made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders of the Company and the Bank satisfy the foregoing standards. As of December 31, 2006, all of such loans aggregated $7.2 million which was approximately 2.3% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and principal shareholders of the Company and the Bank and their associates in the future.

During 2006, the Bank leased 3,552 square feet for its Waugh Drive Banking Center in Houston, Texas from Parkway Investment Partners, L.P. Ned S. Holmes, a director of the Company’s Board, was the Chairman and President of Parkway Investments/Texas, Inc., the sole general partner of Parkway Investment Partners, L.P. Mr. Holmes had no ownership interest in Parkway Investment Partners, L.P. or Parkway Investments/Texas, Inc. The lease is for a term of ten years and expires in February 2011, not including any optional renewal periods. The monthly rental payments for 2006 were approximately $7,354, subject to annual increases, and include the Bank’s pro rata share of maintenance and operating expenses.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of February 28, 2007, by (1) directors, director nominees and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors, director nominees and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)

Directors and Executive Officers
James A. Bouligny	317,012		*	%
Charles A. Davis, Jr.	72,920		*
William H. Fagan, M.D.	901,071	(2)	2.06
Peter Fisher	82,651	(3)	*
Leah Henderson	15,692	(4)	*
David Hollaway	87,578	(5)	*
Ned S. Holmes	1,087,552	(6)	2.49
D. Michael Hunter	384,218	(7)	*
S. Reed Morian	365,875		*
Perry Mueller, Jr., D.D.S.	331,869	(8)	*
James D. Rollins III	114,005	(9)	*
Tracy T. Rudolph	116,660		*
Harrison Stafford II	298,636	(10)	*
Robert Steelhammer	253,820	(11)	*
L. Don Stricklin	132,750	(12)	*
H. E. Timanus, Jr.	471,722	(13)	1.08
David Zalman	647,888	(14)	1.48
Directors, Director Nominees and Executive Officers as a Group (17 persons)	5,681,919		12.95%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 43,686,493 shares of Common Stock issued and outstanding as of February 28, 2007. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	Includes 81,957 held of record by Dr. Fagan’s spouse.

(3)	Includes 5,536 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Fisher, 2,972 shares held of record by an IRA account and 18,433 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(4)	Includes 10,228 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,464 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.

(5)	Includes 2,038 shares held of record by Prosperity’s 401(k) Plan as custodian for the spouse of Mr. Hollaway, 145 shares of stock held of record by Mr. Hollaway’s spouse and 1,250 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.

(6)	Consists of 464,105 shares held directly, 370,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 184,596 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.

(7)	Includes 9,427 shares held of record by an IRA account and 102,898 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(8)	Includes 262,230 shares held of record by an IRA account, 56,891 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,060 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,060 shares held of record by his spouse.

(9)	Includes 24,475 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 15,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.

(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.

(12)	Includes 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

(13)	Includes 433,520 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners.

(14)	Includes 14,120 shares held of record by Mr. Zalman as custodian for his minor children and 22,500 shares which may be acquired within 60 days pursuant to the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2006, all Section 16(a) reporting requirements applicable to the its officers, directors and greater than 10% shareholders were complied with.

Item 2.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm continuously for over ten years.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte & Touche LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2007 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2008 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2008 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than November 20, 2007. Shareholder proposals should be submitted to the Secretary of the Company at Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not less than 120 days in advance of the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, to any shareholder upon written request to James D. Rollins III, President, Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

David Zalman
Chairman of the Board

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Leah Henderson (Class III - to serve until 2010*)	☐	☐	02 - Ned S. Holmes (Class III - to serve until 2010*)	☐	☐	03 - Tracy T. Rudolph (Class III - to serve until 2010*)	☐	☐

	04 - David Zalman (Class III - to serve until 2010*)	☐	☐	05 - James D. Rollins III (Class II - to serve until 2009*)	☐	☐	06 - L. Don Stricklin (Class I - to serve until 2008*)	☐	☐

* All terms to serve until said years’ annual meeting.

	For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007.	☐	☐	☐

B Non-Voting Items

Changeof Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears above. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as an attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Prosperity Bancshares, Inc.

2007 Annual Meeting of Shareholders to be held on Tuesday, April 17, 2007

This Proxy is Solicited on Behalf of the Board of Directors.

The 2007 Annual Meeting of Shareholders of Prosperity Bancshares, Inc. (the “Company”) will be held at the East Lawn Board Room of Prosperity Bank at 80 Sugar Creek Center Boulevard, Sugar Land, Texas 77478, on Tuesday, April 17, 2007, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2007 Annual Meeting of Shareholders and Proxy Statement dated March 19, 2007 accompanying this proxy.

The undersigned shareholder hereby appoints David Zalman and James D. Rollins III, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2007 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein and (2) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2007.